Exhibit 99.1

News Release	Marshall & Ilsley Corporation
770 North Water Street
Milwaukee, WI 53202
414 765-7700 Main
414 298-2921 Fax
mibank.com

For Release:	Immediately

Contact:	Greg Smith, senior vice president, chief financial officer 414 765-7727 David Urban, vice president, director of investor relations 414 765-7853

MARSHALL & ILSLEY CORPORATION REPORTS 2011 FIRST QUARTER RESULTS

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Net loss of $142.0 million, or $0.27 per share, for first quarter 2011.

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Continued stabilization in credit quality trends.

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Nonperforming loans decreased 19 percent from first quarter 2010 – down 35 percent from high in second quarter 2009.

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Early stage delinquencies fell 17 percent from same quarter last year – down 70 percent since peak at March 31, 2009.

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Solid deposit trends.

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Transaction deposits increased $1.6 billion or 7 percent compared to first quarter 2010.

Milwaukee, Wis. – April 29, 2011 – Marshall & Ilsley Corporation (NYSE: MI) (M&I) today reported a 2011 first quarter net loss of $142.0 million, or $0.27 per share, as compared to a net loss of $140.5 million, or $0.27 per share, in the first quarter of 2010.

“Our first quarter results reflect the continued stabilization of M&I’s credit profile,” said Mark Furlong, president and CEO, Marshall & Ilsley Corporation. “As we look to the future, we are excited about the pending merger with BMO Financial Group. It will provide additional resources to enhance our commitment to customers and local communities. Over time, our customers can look forward to increased convenience and expanded products and services. In addition, as we approach the closing of our merger, I would like to take this opportunity to thank our employees for their tireless efforts over the years and particularly leading up to the merger completion.”

Net Interest Income

The Corporation’s net interest income (FTE) was $352.1 million for the first quarter of 2011, down $57.0 million or 14 percent compared to the first quarter of 2010. However, the net interest margin was 3.08 percent, down only 5 basis points from the same quarter last year. The drop in net interest income (FTE) and the net interest margin was caused by a contraction in earning assets, higher cash balances, and a lower yielding investment securities portfolio, partially offset by lower funding costs.

Asset Quality

M&I continued to proactively address credit quality in the first quarter of 2011 by identifying and writing down troubled assets, selling problem loans, reducing exposure to construction and development loans, and maintaining loan loss reserves.

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Provision for loan and lease losses was $418.8 million in the first quarter of 2011, down $39.3 million or 9 percent versus the first quarter of 2010. Net charge-offs for the period were $432.3 million, rising $8.9 million or 2 percent compared to the same quarter last year. The reserve release was driven by the sale of a specific small business portfolio which had reserves allocated against it.

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Construction and development (C&D) exposure declined from the fourth quarter of 2010 to 7.5 percent of total loans. Arizona C&D exposure fell 81 percent since the fourth quarter of 2007.

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Allowance for loan and lease losses at quarter-end was $1.4 billion, or 3.91 percent of total loans and leases, an increase of 36 basis points from the same quarter last year.

Asset quality trends demonstrated further stabilization through lower early stage delinquencies and nonperforming loans.

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Early stage delinquencies fell 17 percent from the same quarter last year.

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Nonperforming loans decreased $375.3 million, or 19 percent from the first quarter of 2010 – down 35 percent from the high point set in the second quarter of 2009.

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Nonperforming loans and leases were 4.49 percent (or 2.31 percent excluding nonperforming loans and leases less than ninety days past due) of total loans and leases at March 31, 2011, compared to 4.58 percent at March 31, 2010.

Non-Interest Income

The Corporation’s non-interest income was $186.5 million for the first quarter of 2011 compared to $221.7 million for the first quarter of 2010. Net investment securities gains, gain on termination of debt, and sale of merchant processing portfolio were $7.2 million for the current quarter versus $58.7 million in the same quarter last year. After adjusting for these items, M&I’s non-interest income increased $16.3 million or 10 percent versus the first quarter of 2010. Wealth Management revenue was $74.3 million for the current quarter, exceeding the same quarter last year by $6.2 million or 9 percent. Assets under management and assets under administration were $34.1 billion and $136.2 billion, respectively, at March 31, 2011, compared to $32.7 billion and $124.6 billion, respectively, at March 31, 2010.

Non-Interest Expense

M&I’s non-interest expense was $326.0 million for the first quarter of 2011 compared to $366.0 million for the first quarter of 2010. Net credit-related expenses (costs associated with collection efforts and carrying nonperforming assets) were $27.4 million for the current quarter versus $40.6 million in the same quarter last year. After adjusting for net credit-related expenses, M&I’s non-interest expense was $298.6 million in the first quarter of 2011 compared to $325.4 million in the first quarter of 2010, down $26.8 million or 8 percent. The Corporation’s adjusted efficiency ratio was 56.0 percent in the current quarter after adjusting for net credit-related expenses and other one-time items.

Loan and Deposit Growth

M&I’s average loans and leases totaled $36.4 billion for the first quarter of 2011, decreasing $7.1 billion or 16 percent compared to the first quarter of 2010. When adjusted for the targeted reduction in the Corporation’s construction and development portfolio, loans fell $4.7 billion or 12 percent versus the same quarter last year. Loan balances continued to be negatively impacted by lower utilization rates on commercial lines of credit and the real estate markets.

The Corporation’s average deposits totaled $37.9 billion for the first quarter of 2011, falling $4.0 billion or 10 percent versus the first quarter of 2010 due to the decline in wholesale deposits. M&I’s bank-issued deposits were largely unchanged over the past year. The Corporation’s transaction deposits totaled $24.6 billion for the first quarter of 2011, increasing $1.6 billion or 7 percent compared to the first quarter of 2010. M&I’s wholesale deposits totaled $6.7 billion for the first quarter of 2011, down $4.4 billion or 40 percent compared to the same quarter last year.

Balance Sheet and Capital Management

The Corporation’s consolidated assets and total equity were $49.6 billion and $6.2 billion, respectively, at March 31, 2011, compared to $56.6 billion and $6.9 billion, respectively, at March 31, 2010. There were 530.5 million common shares outstanding at March 31, 2011, versus 527.1 million outstanding at March 31, 2010. For the three months ended March 31, 2011, M&I’s net loss included $25.4 million, or $0.05 per share, for dividends on the Corporation’s Senior Preferred Stock, Series B, owned by the U.S. Treasury under the Capital Purchase Program. For the three months ended March 31, 2010, M&I’s net loss included $25.1 million, or $0.05 per share, for dividends on the Series B preferred stock.

M&I’s tangible common equity ratio was 7.9 percent at March 31, 2011, compared to 8.1 percent at March 31, 2010. The Corporation’s tier one risk-based capital ratio was estimated to be 10.97 percent at March 31, 2011, versus 11.09 percent at March 31, 2010. M&I’s total risk-based capital ratio was projected to be 14.15 percent at March 31, 2011, compared to 14.47 percent at March 31, 2010.

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About Marshall & Ilsley Corporation

Marshall & Ilsley Corporation (NYSE: MI) is a diversified financial services corporation headquartered in Milwaukee, Wis., with $49.6 billion in assets. Founded in 1847, M&I Marshall & Ilsley Bank is the largest Wisconsin-based bank, with 188 offices throughout the state. In addition, M&I has 53 locations throughout Arizona; 36 offices along Florida’s west coast and in central Florida; 33 offices in Indianapolis and nearby communities; 26 offices in metropolitan Minneapolis/St. Paul, and one in Duluth, Minn.; 17 offices in the greater St. Louis area; 15 offices in Kansas City and nearby communities; and one office in Las Vegas, Nev. M&I also provides trust and investment management, equipment leasing, mortgage banking, asset-based lending, financial planning, investments, and insurance services from offices throughout the country and on the Internet (www.mibank.com or www.micorp.com).

On December 17, 2010, M&I entered into a definitive agreement under which BMO Financial Group will acquire all outstanding shares of common stock of M&I in a stock-for-stock transaction. Under the terms of the agreement, each outstanding share of M&I will be exchanged for 0.1257 shares of Bank of Montreal upon closing. The transaction is expected to close prior to July 31, 2011.  The transaction is subject to customary closing conditions, including regulatory approvals and approval from shareholders of M&I.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, without limitation, statements regarding expected financial and operating activities and results that are preceded by, followed by, or that include words such as “may,” “expects,” “anticipates,” “estimates” or “believes.” Such statements are subject to important factors that could cause M&I’s actual results to differ materially from those anticipated by the forward-looking statements.  These factors include (i) risks associated with M&I’s pending merger with BMO Financial Group, including, without limitation, failure to receive regulatory or shareholder approval of the merger or to complete the merger in a timely manner or at all, deposit or customer attrition, disruption of M&I’s business, and unanticipated costs relating to the merger, (ii) federal and state agency regulation and enforcement actions, which could limit M&I’s activities, increase its cost structures or have other negative effects on M&I, (iii) general business and economic conditions, including credit risk and interest rate risk, (iv) M&I’s exposure to increased credit risks associated with its real estate loans, (v) various factors, including changes in economic conditions affecting borrowers, new information regarding existing loans and identification of additional problem loans, which could require an increase in M&I’s allowance for loan and lease losses, (vi) M&I’s ability to maintain required levels of capital, (vii) the impact of recent and future legislative initiatives on the financial markets or on M&I, (viii) M&I’s exposure to the actions and potential failure of other financial institutions, (ix) volatility in M&I’s stock price and in the capital and credit markets in general, and (x) those factors referenced in Item 1A. Risk Factors in M&I’s Annual Report on Form 10-K for the year ended December 31, 2009 and as may be described from time to time in M&I’s subsequent SEC filings, which factors are incorporated herein by reference.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect only M&I’s belief as of the date of this press release.  Except as required by federal securities law, M&I undertakes no obligation to update these forward-looking statements or reflect events or circumstances after the date of this press release.

Additional Information for Shareholders

In connection with M&I's pending merger with Bank of Montreal (BMO), BMO has filed with the SEC a Registration Statement on Form F-4, which includes a Proxy Statement of M&I and a Prospectus of BMO, as well as other relevant documents concerning the proposed transaction.  M&I has filed with the SEC and has furnished to its shareholders the definitive Proxy Statement/Prospectus, commencing on or about April 14, 2011.  Shareholders are urged to read the Registration Statement and the Proxy Statement/Prospectus regarding the merger and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents as they become available, because they will contain important information.

A free copy of the Proxy Statement/Prospectus, as well as other filings containing information about BMO and M&I, may be obtained at the SEC's Internet site (http://www.sec.gov).  You may also obtain these documents, free of charge, from BMO at www.BMO.com under the tab "About BMO - Investor Relations," from M&I by accessing M&I's website at www.MICorp.com under the tab "Investor Relations" and then under the heading "SEC Filings", or from M&I at (414) 765-7814.

BMO and M&I and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of M&I in connection with the merger.  Information about the directors and executive officers of BMO is set forth in the proxy statement for BMO's 2011 annual meeting of shareholders, as filed with the SEC on Form 6-K on February 25, 2011.  Information about the directors and executive officers of M&I is set forth in the proxy statement for M&I's 2010 annual meeting of shareholders, as filed with the SEC on a Schedule 14A on March 12, 2010.  Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the Proxy Statement/Prospectus regarding the merger.  Free copies of this document may be obtained as described in the preceding paragraph.

Marshall & Ilsley Corporation
Financial Information
(unaudited)
	Three Months Ended March 31,		Percent
	2011	2010	Change
PER COMMON SHARE DATA

Diluted:
Net Loss	($0.27)	($0.27)	n.m. %

Basic:
Net Loss	(0.27)	(0.27)	n.m.

Dividend Declared per Common Share	0.01	0.01	0.0
Book Value per Common Share	8.65	9.95	-13.1
Common Shares Outstanding (millions):
Average - Diluted	526.0	524.1	0.4
End of Period	530.5	527.1	0.6

INCOME STATEMENT ($millions)

Net Interest Income (FTE)	$352.1	$409.1	-13.9%
Provision for Loan and Lease Losses	418.8	458.1	-8.6

Wealth Management	74.3	68.1	9.1
Service Charges on Deposits	32.9	32.1	2.6
Mortgage Banking	7.6	6.4	20.1
Net Investment Securities Gains	7.2	0.1	n.m.
Other	64.5	115.0	-44.0
Total Non-Interest Revenues	186.5	221.7	-15.9

Salaries and Employee Benefits	155.5	161.6	-3.8
Net Occupancy and Equipment	34.1	34.1	0.0
FDIC Insurance	22.5	27.3	-17.4
Intangible Amortization	4.4	5.1	-14.6
Other	109.5	137.9	-20.6
Total Non-Interest Expenses	326.0	366.0	-10.9

Tax Equivalent Adjustment	5.4	5.7	-4.8
Pre-Tax Loss	(211.6)	(199.0)	n.m.
Benefit for Income Taxes	(95.0)	(83.6)	n.m.
Net Loss Attributable to M&I	($116.6)	($115.4)	n.m.
Preferred Dividends	(25.4)	(25.1)
Net Loss Attributable to M&I Common Shareholders	($142.0)	($140.5)	n.m. %

KEY RATIOS

Net Interest Margin (FTE) / Avg. Earning Assets	3.08%	3.13%
Interest Spread (FTE)	2.72	2.78

Efficiency Ratio	61.4%	58.0%

Equity / Assets (End of Period)	12.56%	12.15%

Marshall & Ilsley Corporation
Financial Information
(unaudited)
	As of March 31,		Percent
	2011	2010	Change
ASSETS ($millions)
Cash & Due From Banks	$518	$589	-12.0%
Trading Assets	223	255	-12.4
Short - Term Investments	3,330	2,021	64.7
Investment Securities	6,721	7,625	-11.8
Loans and Leases:
Commercial Loans & Leases	11,284	12,315	-8.4
Commercial Real Estate	11,933	13,532	-11.8
Residential Real Estate	4,035	4,824	-16.4
Construction and Development	2,639	5,106	-48.3
Home Equity Loans & Lines	4,051	4,590	-11.7
Personal Loans and Leases	1,238	2,282	-45.8
Total Loans and Leases	35,180	42,649	-17.5
Reserve for Loan & Lease Losses	(1,374)	(1,515)	-9.3
Premises and Equipment, net	520	558	-6.8
Goodwill and Other Intangibles	720	739	-2.5
Other Assets	3,803	3,648	4.2
Total Assets	$49,641	$56,569	-12.2%

LIABILITIES & EQUITY ($millions)
Deposits:
Noninterest Bearing	$8,306	$7,788	6.7%
Interest Bearing:
Savings and NOW	3,777	7,373	-48.8
Money Market	16,234	12,758	27.2
Time	8,945	13,830	-35.3
Foreign	142	233	-39.2
Total Interest Bearing	29,098	34,194	-14.9

Total Deposits	37,404	41,982	-10.9
Short - Term Borrowings	200	894	-77.7
Long - Term Borrowings	4,967	5,865	-15.3
Other Liabilities	836	958	-12.6
Total Liabilities	43,407	49,699	-12.7
Equity:
Marshall & Ilsley Corporation Shareholders' Equity	6,223	6,859	-9.3
Noncontrolling Interest in Subsidiaries	11	11	-2.2
Total Equity	6,234	6,870	-9.3
Total Liabilities & Equity	$49,641	$56,569	-12.2%

	Three Months Ended March 31,		Percent
	2011	2010	Change
AVERAGE ASSETS ($millions)
Cash & Due From Banks	$563	$687	-18.0%
Trading Assets	242	253	-4.5
Short - Term Investments	2,805	1,721	63.0
Investment Securities	6,796	7,454	-8.8
Loans and Leases:
Commercial Loans and Leases	11,583	12,687	-8.7
Commercial Real Estate	12,330	13,587	-9.3
Residential Real Estate	4,192	4,868	-13.9
Construction and Development	2,970	5,429	-45.3
Home Equity Loans and Lines	4,129	4,645	-11.1
Personal Loans and Leases	1,206	2,318	-48.0
Total Loans and Leases	36,410	43,534	-16.4
Reserve for Loan & Lease Losses	(1,390)	(1,535)	-9.5
Premises and Equipment, net	525	563	-6.7
Goodwill and Other Intangibles	722	741	-2.6
Other Assets	3,834	3,676	4.2
Total Assets	$50,507	$57,094	-11.5%

Memo:
Average Earning Assets	$46,253	$52,962
Average Earning Assets Excluding Investment Securities
Unrealized Gains/Losses	$46,347	$52,957

AVG LIABILITIES & EQUITY ($millions)
Deposits:
Noninterest Bearing	$8,255	$7,819	5.6%
Interest Bearing:
Savings and NOW	4,106	7,227	-43.2
Money Market	16,269	11,936	36.3
Time	9,083	14,680	-38.1
Foreign	154	248	-37.9
Total Interest Bearing	29,612	34,091	-13.1

Total Deposits	37,867	41,910	-9.6
Short - Term Borrowings	275	1,015	-72.8
Long - Term Borrowings	5,014	6,232	-19.5
Other Liabilities	966	928	4.2
Total Liabilities	44,122	50,085	-11.9
Equity:
Marshall & Ilsley Corporation Shareholders' Equity	6,374	6,998	-8.9
Noncontrolling Interest in Subsidiaries	11	11	-2.0
Total Equity	6,385	7,009	-8.9
Total Liabilities & Equity	$50,507	$57,094	-11.5%

Memo:
Average Interest Bearing Liabilities	$34,901	$41,338

Marshall & Ilsley Corporation
Financial Information
(unaudited)
	Three Months Ended March 31,		Percent
	2011	2010	Change
CREDIT QUALITY (a)

Net Charge-Offs ($millions)	$432.3	$423.4	2.1%
Net Charge-Offs / Average Loans and Leases	4.82%	3.94%

Loan and Lease Loss Reserve ($millions)	$1,374.1	$1,515.2	-9.3%
Loan and Lease Loss Reserve / Period-End Loans and Leases	3.91%	3.55%

Nonperforming Loans & Leases ($millions)	$1,578.5	$1,953.8	-19.2%
Nonperforming Loans & Leases / Period-End Loans and Leases	4.49%	4.58%

Loan and Lease Loss Reserve / Nonperforming Loans and Leases*	93%	80%

Nonperforming Assets (NPA) ($millions)	$1,919.4	$2,408.1	-20.3%
NPA / Period-End Loans & Leases and Other Real Estate Owned	5.40%	5.59%

Accruing Renegotiated ($millions)	$514.9	$731.8	-29.6%

Loans past due 90 days or more ($millions)	$6.5	$9.3	-29.9%

* Excludes nonperforming loans held for sale.

MARGIN ANALYSIS (b)

Loans and Leases:
Commercial Loans and Leases	4.58%	4.53%
Commercial Real Estate	4.83	5.02
Residential Real Estate	4.83	5.15
Construction and Development	4.13	3.74
Home Equity Loans and Lines	4.95	4.98
Personal Loans and Leases	5.67	5.50
Total Loans and Leases	4.73	4.75
Investment Securities	2.87	3.47
Short - Term Investments	0.25	0.26
Interest Income (FTE) / Avg. Interest Earning Assets	4.16%	4.41%
Interest Bearing Deposits:
Savings and NOW	0.14%	0.47%
Money Market	0.57	0.80
Time	2.32	2.22
Foreign	0.51	0.41
Total Interest Bearing Deposits	1.05	1.34
Short - Term Borrowings	0.21	0.27
Long - Term Borrowings	3.78	3.44
Interest Expense / Avg. Interest Bearing Liabilities	1.44%	1.63%
Net Interest Margin (FTE) / Avg. Earning Assets	3.08%	3.13%
Interest Spread (FTE)	2.72%	2.78%

Notes:
(a) Nonperforming assets are comprised of nonaccrual loans & leases and other real estate owned.
(b) Based on average balances excluding fair value adjustments for available for sale securities.